EXHIBIT 4

                           PAYMENT DATA SYSTEMS, INC.
                              AMENDED AND RESTATED
                     1999 EMPLOYEE COMPREHENSIVE STOCK PLAN
    (as amended and restated by the Board of Directors on December 29, 2003)

        1. PURPOSE. The purpose of this Amended and Restated 1999 Employee Comprehensive Stock Plan (the "Plan") is to further the success of Payment Data Systems, Inc., formerly billserv.com, Inc., and Billserv, Inc., a Nevada corporation (the "Company"), and certain of its affiliates by making available Common Stock of the Company to certain Employees and Consultants of the Company and its affiliates, and thus to provide an additional incentive to such individuals to continue in the service of the Company or its affiliates and to give them a greater interest as stockholders in the success of the Company. Subject to compliance with the provisions of the Plan and the Code, Incentive Stock Options as authorized by Section 422 of the Code and stock options which do not qualify under Section 422 of the Code are authorized and may be granted under the Plan. Further, the Company may grant Restricted Stock, as defined below.

        2. DEFINITIONS. As used in this Plan the following terms shall have the meanings indicated:

        (a) "Award" means an award of stock options (including Incentive Stock Options) or Restricted Stock, on a stand alone, combination or tandem basis, as described in or granted under this Plan.

        (b) "Award Agreement" means a written agreement setting forth the terms of an Award, in the form prescribed by the Committee.

        (c) "Board" means the Board of Directors of the Company.

        (d) "Cause" shall mean, in the context of the termination of a Participant, as determined by the Board, in the reasonable exercise of its business judgment, the occurrence of one of the following events as they relate
(1) to an Employee: (i) conviction of or a plea of nolo contendere to a charge of a felony (which, through lapse of time or otherwise, is not subject to appeal); (ii) willful refusal without proper legal cause to perform, or gross negligence in performing, Participant's duties and responsibilities; (iii) material breach of fiduciary duty to the Company through the misappropriation of Company funds or property or otherwise; or (iv) the unauthorized absence of Participant from work (other than for sick leave or disability) for a period of thirty working days or more during any period of forty-five working days, and
(2) to a Contractor: (i) conviction of or a plea of nolo contendere to a charge of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) serious misconduct in connection with performance of his services to the Company, a Parent, or any Subsidiary, or (iii) a material breach of any contractual agreement or other arrangement between the Contractor and the Company, its Parent, or any Subsidiary; provided, further, within one year following a Change of Control, "Cause," with respect to an Employee, shall be limited to the conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to an appeal), or a material breach of fiduciary duty to the Company through the misappropriation of Company funds or property or otherwise.

        (e) "Change of Control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company's then outstanding voting securities, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Board shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such transaction), or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to
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represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 40% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

        (f) "Code" means the Internal Revenue Code of 1986, as amended.

        (g) "Committee" means the Committee administering the Plan described in
Section 3 hereof.

        (h) "Common Stock" means the Company's common stock, par value $.001 per share.

        (i) "Consultant" means any person, except an Employee, engaged by the Company or a Parent or any Subsidiary of the Company to render personal services to such entity. The term "Consultant" as used in this Plan is limited to persons eligible to receive Common Stock from the Company or a Parent or any Subsidiary of the Company registered under Form S-8 of the Securities and Exchange Commission. As provided in Rule 405 promulgated under the Securities Act of 1933, as amended from time to time, or other applicable law, Consultants must be natural persons who provide bona fide services to the Company, which services may not be in connection with the offer or sale of securities in a capital-raising transaction or directly or indirectly related to promoting or maintaining a market for the Company's securities.

        (j) "Continuous Status as a Participant" means (1) for an Employee, that the employment relationship with the Company or a Parent, or any Subsidiary of the Company has not been terminated or interrupted, and (2) for a Consultant, the absence of any interruption, expiration, or termination of such person's consulting or advisory relationship with the Company or a Parent or any Subsidiary of the Company or the occurrence of any termination event as set forth in such person's Award Agreement.

        (k) "Date of Grant" means the date on which an Award is granted under an Award Agreement executed by the Company and a Participant pursuant to the Plan.

        (l) "Disinterested Person" means a "disinterested person" as such term is defined in Rule 16b-3 promulgated under the Exchange Act or any successor provision.

        (m) "Effective Date" means the effective date of this Plan specified in
Section 14 hereof.

        (n) "Employee" means any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or a Parent or any Subsidiary of the Company. A person is on the payroll if he is paid from the payroll department of the Company or a Parent or any Subsidiary of the Company. Persons providing services to the Company or a Parent or any Subsidiary of the Company pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company or a Parent or any Subsidiary of the Company to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services to the Company or a Parent or any Subsidiary of the Company are not Employees for purposes of the Plan, whether or not such persons are, or may be, reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity as common law employees of the Company or a Parent or any Subsidiary of the Company, either solely or jointly with another person or entity.

        (o) "Exchange Act" means the Securities Exchange Act of 1934, as it may be amended from time to time.

        (p) "Good Reason" shall mean the occurrence of any of the following events: (a) removal from the principal office held by the Employee on the date of the most recent Award, or a material reduction in the Employee's authority or responsibility, including, without limitation, involuntary removal from the Board, but not
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including termination of the Employee for Cause; or (b) the Company otherwise commits a material breach of this Plan or the Employee's employment agreement or the Contractor's service agreement, if applicable; provided, however, that within one year following a Change of Control, "Good Reason" shall mean (i) removal from the principal office held by the Employee on the date of the most recent Award, (ii) a material reduction in the Employee's authority or responsibility, including, without limitation, involuntary removal from the Board, but not including termination of the Employee for Cause; (iii) relocation of the Company's headquarters from the San Antonio, Texas metropolitan area,
(iv) a material reduction of Employee's compensation, or (v) the Company otherwise commits a material breach of this Plan or the Employee's employment agreement or the Contractor's service agreement, if applicable.

        (q) "Incentive Stock Option" means an option qualifying under Section 422 of the Code.

        (r) "Parent" means a parent corporation of the Company as defined in
Section 424(e) of the Code.

        (s) "Participants" means Employees or Consultants of the Company, its Subsidiaries and its Parent (including those directors of the Company who are also employees of the Company, its Parent or one or more of its Subsidiaries).

        (t) "Restricted Period" shall mean the period designated by the Committee during which Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, which period shall not be more than two years from the Date of Grant.

        (u) "Restricted Stock" shall mean those shares of Common Stock issued pursuant to an Award that remain subject to the Restricted Period.

        (v) "Retained Distributions" shall mean any securities or other property (other than cash dividends) distributed by the Company or otherwise received by the holder in respect of Restricted Stock during any Restricted Period.

        (w) "Retirement" shall mean retirement of an Employee from the employ of the Company, its Parent, or its Subsidiaries, as the case may be, in accordance with the then existing employment policies of any such employer.

        (x) "Subsidiary" means a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

        3. ADMINISTRATION OF THE PLAN. The Board shall appoint a committee (the "Committee") comprised of two or more directors to administer the Plan. Only directors who are Disinterested Persons shall be eligible to serve as members of the Committee. The Committee shall report all action taken by it to the Board, which shall review and ratify or approve those actions that are by law required to be so reviewed and ratified or approved by the Board. The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to make determinations with respect to the participation of Participants in this Plan, to prescribe the form of Award Agreements embodying Awards made under the Plan, and, except as otherwise required by law or this Plan, to set the size and terms of Awards (which need not be identical or consistent with respect to each Participant) including vesting schedules, price, whether stock options granted hereunder shall constitute an Incentive Stock Option, restriction or option period, post-retirement and termination rights, payment alternatives such as cash, stock or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate. Except as otherwise required by this Plan, the Committee shall have authority to interpret and construe the provisions of this Plan and the Award Agreements, to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner the Committee deems advisable for the administration of the Plan and make determinations pursuant to any Plan provision or Award Agreement, which shall be final and binding on all persons. The Committee may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.
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        4. COMMON STOCK SUBJECT TO PROVISIONS OF THIS PLAN. Upon approval of this Plan by the directors and shareholders of the Company, the total number of shares to be subject to options under this Plan shall be 5,000,000 of the authorized and unissued Common Stock of the Company. Thereafter, an amount of additional shares to be subject to options shall automatically be available for award under this Plan, such that at no time shall the total number of shares subject to options under this Plan be less than five percent (5%) of the then issued and outstanding Common Stock of the Company. In all events, the total number of shares shall be subject to appropriate increase or decrease in the event of a stock dividend, split or reclassification of shares subject to this Plan.

        5. ELIGIBILITY. Except as hereinafter provided, Awards may be granted to any Participant as the Committee shall determine from time to time. In determining the Participants to whom Awards shall be granted and the number of shares to be covered by each such Award, the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the Company's success and such other factors as the Committee in its sole discretion shall deem relevant. A Participant who has been granted an Award under the Plan may be granted an additional Award or Awards under the Plan, in the Committee's sole discretion.

        6. AWARDS UNDER THIS PLAN. The Committee, in its sole discretion, may make Awards of stock options (including Incentive Stock Options and stock options that do not qualify as Incentive Stock Options) as described in Sections 7 and 8 hereof, and of Restrictive Stock, as described in Section 10 hereof.

        7. OPTIONS AUTHORIZED. The options subject to Award under this Plan may be Incentive Stock Options or stock options that do not qualify as Incentive Stock Options (sometimes referred to herein as "nonqualified options" or "nonqualified stock options"). The Committee shall have the full power and authority to (i) determine which options shall be nonqualified stock options and which shall be Incentive Stock Options, (ii) grant only Incentive Stock Options or, alternatively, only nonqualified stock options, and (iii) in its sole discretion, grant to the holder of an outstanding option, in exchange for the surrender and cancellation of such option, a new option having a purchase price lower than that provided in the option so surrendered and canceled and/or containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan. Under no circumstances may nonqualified stock options be granted where the exercise of such nonqualified stock options may affect the exercise of Incentive Stock Options granted pursuant to the Plan. In addition to any other limitations set forth herein, (1) no Participant shall receive any grant of options, whether Incentive Stock Options or nonqualified stock options, exercisable for more than five hundred thousand (500,000) shares of Common Stock during any one fiscal year of the Company, and (2) the aggregate fair market value (determined in accordance with Paragraph 8(a) of the Plan as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year (under all plans of the Company and of any Parent or Subsidiary) shall not exceed one hundred thousand dollars ($100,000.00).

        8. TERMS AND CONDITIONS OF OPTIONS. The grant of an option under the Plan shall be evidenced by an Award Agreement executed by the Company and the applicable Participant and shall contain such terms and be in such form as the Committee may from time to time approve, subject to the following limitations and conditions:

        (a) OPTION PRICE. The option exercise price per share with respect to each option shall be determined by the Committee, but shall in no instance be less than the par value of the shares subject to the option. In addition, the option exercise price per share with respect to Incentive Stock Options granted hereunder shall in no instance be less than the fair market value of the shares subject to the option as determined by the Committee. For the purposes of this Paragraph 8(a), fair market value shall be, where applicable, the closing price of the Common Stock on the Date of Grant of such option as reported on any national securities exchange on which the Common Stock may be listed. If the Common Stock is not listed on a national securities exchange but is publicly traded on the Nasdaq Stock Market's National Market or on another automated quotation system, the fair market value shall be the closing price of the Common Stock on the Date of Grant, or if traded on the Nasdaq Small Cap or Nasdaq Over-The-Counter market, the fair market value shall be the mean between the closing bid and ask prices on any such system or market. If the Common Stock was not traded on the Date of Grant of such option, the nearest preceding date on which there was a trade shall be substituted. Notwithstanding the foregoing, however, fair market value shall be determined consistent with Code Section 422(b)(4) or any successor provisions. The Committee may permit the option exercise price to be payable by transfer to the Company of Common Stock owned by the option holder with a fair market value at the time of the exercise equal to the option exercise price.

        (b) PERIOD OF OPTION. The expiration date of each option shall be fixed by the Committee, but notwithstanding any provision of the Plan to the contrary, such expiration date shall not be more than ten (10) years from the Date of Grant of the option.

        (c) VESTING OF STOCKHOLDER RIGHTS. Neither the optionee nor his successor in interest shall have any of the rights of a stockholder of the Company until the shares relating to the option hereunder are issued by the Company and are properly delivered to such optionee, or successor.

        (d) EXERCISE OF OPTION. Each option shall be exercisable from time to time (but not less than six (6) months after the Date of Grant) over such period and upon such terms and conditions as the Committee shall determine, but not at any time as to less than one hundred (100) shares unless the remaining shares that have become so purchasable are less than twenty five (25) shares. After the death of the optionee, an option may be exercised as provided in Section 9(c) hereof.

        (e) DISQUALIFYING DISPOSITION. The Award Agreement evidencing any Incentive Stock Options granted under this Plan shall provide that if the optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares of Common Stock issued to him pursuant to exercise of the option within the two-year period commencing on the day after the Date of Grant of such option or within the one-year period commencing on the day after the date of issuance of the share or shares to him pursuant to the exercise of such option, he shall, within ten (10) days of such disposition date, notify the Company of the sales price or other value ascribed to or used to measure the disposition of the share or shares thereof and immediately deliver to the Company any amount of federal income tax withholding required by law.

        (f) LIMITATION ON GRANTS TO CERTAIN STOCKHOLDERS. An Incentive Stock Option may be granted only to an Employee Participant, and only if such Participant, at the time the option is granted, does not own, after application of the attribution rules of Code Section 424, stock possessing more than ten percent (10%) of the total combined voting power of all classes of Common Stock of the Company or of its Parent or Subsidiaries. The preceding restrictions shall not apply to an Employee Participant if at the time the option is granted the option price is at least one hundred ten percent (110%) of the fair market value (as defined in Section 8(a) above) of the Common Stock subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the Date of Grant.

        (g) RESTRICTION ON ISSUING SHARES. The exercise of each option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        (h) CONSISTENCY WITH CODE. Notwithstanding any other provision in this Plan to the contrary, the provisions of all Award Agreements relating to Incentive Stock Options pursuant to the Plan shall not violate the requirements of the Code applicable to the Incentive Stock Options authorized hereunder.

        9. EXERCISE OF OPTION.

        (a) Any option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Award Agreement, (ii) full payment of the aggregate option exercise price of the shares as to which the option is exercised has been made and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Participant's payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company to withhold in accordance with applicable federal or state income tax withholding requirements.

        (b) Unless otherwise provided in the Award Agreement and as permitted by applicable law, upon Retirement or other termination of the Participant's Continuous Status as a Participant, other than (a) a termination that is either
(i) for Cause, or (ii) voluntary on the part of a Participant and without the written consent of the Company, a Parent, or any Subsidiary, or (b) a termination by reason of death, the Participant may (unless otherwise provided in his Award Agreement) exercise his option at any time within three (3) months after such termination of the Participant's Continuous Status as a Participant (or within one (1) year after termination of the Participant's Continuous Status as a Participant due to permanent and total disability within the meaning of Code Section 22(e)(3)), or within such other time as the Committee shall authorize, but in no event may the Participant exercise his Option after ten
(10) years from the Date of Grant thereof (or such lesser period as may be specified in the Award Agreement), and only to the extent of the number of shares for which his options were exercisable by him at the date of the termination of the Participant's Continuous Status as a Participant. In the event of the termination of the Continuous Status as a Participant of a Participant to whom an option has been granted under the Plan that is either (i) for Cause or (ii) voluntary on the part of the Participant and without written consent, any option held by him under the Plan, to the extent not previously exercised, shall forthwith terminate on the date of such termination of the Participant's Continuous Status as a Participant. Options granted under the Plan shall not be affected by any change of employment so long as the Employee holder continues to be an Employee of the Company, a Subsidiary or a Parent. The Award Agreement may contain such provisions as the Committee shall approve with respect to the effect of approved leaves of absence.

        (c) Unless otherwise provided in the Award Agreement and as permitted by applicable law, in the event a Participant to whom an option has been granted under the Plan dies during, or within three (3) months after the Retirement or other termination of, the Participant's Continuous Status as a Participant, such option (unless it shall have been previously terminated pursuant to the provisions of the Plan or unless otherwise provided in his Award Agreement) may be exercised (to the extent of the entire number of shares covered by the option whether or not purchasable by the Participant at the date of his death) by the executor or administrator of the optionee's estate or by the person or persons to whom the optionee shall have transferred such option by will or by the laws of descent and distribution, at any time within a period of one (1) year after his death, but not after the exercise termination date set forth in the relevant Award Agreement.

        (d) If as of the date of termination of the Participant's Continuous Status a Participant (other than as a result of the Participant's death) the Participant is not entitled to exercise his or her entire options, the shares of Common Stock covered by the unexercisable portion of the option shall revert to the Plan. If the Participant (or his or her designee or estate as provided in Section 9(c) above) does not exercise his or her options within the time specified in the Plan and the Award Agreement, the unexercised options shall terminate and the shares of Common Stock covered by such options shall revert to the Plan.

        10. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

        (a) GENERAL. The Committee, in its sole discretion, may make Awards of Restricted Stock to selected Participants, which Awards shall be evidenced by an Award Agreement that contains such terms and conditions, including vesting, as the Committee may determine. As a condition to any Award of Restricted Stock hereunder, the Committee may require a Participant to pay to the Company the amount (such as the par value of such shares) required to be received by the Company in order to assure compliance with applicable state law. Any Award of Restricted Stock for which such requirement is established shall automatically expire if not purchased in accordance with the Committee's requirements within sixty (60) days after the Date of Grant.

        Subject to the terms and conditions of the respective Award Agreement, the Participant, as the owner of the Common Stock issued as Restricted Stock and any Retained Distributions with respect thereto, shall have the rights of a stockholder, including, but not limited to, voting rights as to such Common Stock and the right to receive cash dividends or distributions thereon when, as and if paid.

        Within the limits set forth in the Plan, an Award of Restricted Stock may be subject to such vesting requirements as may be fixed by the Committee. Vesting may be accelerated by a Change of Control. Vesting may also be accelerated upon death, permanent disability or Retirement.

        Unless otherwise provided in the Award Agreement, in the event that an Award of Restricted Stock is made to a Participant whose employment or service is subsequently terminated by reason of death, permanent disability or Retirement or for such other reason as the Committee may provide, such Participant (or his estate or beneficiary) will be entitled to receive such additional portion of his Restricted Stock and any Retained Distributions with respect thereto that the Participant would have received had the Participant continued services or remained in the employment of the Company, Parent, or Subsidiary, as applicable, through the date on which the next portion of the shares of non-vested Restricted Stock subject to the Award of Restricted Shares would have vested.

        Unless otherwise provided in the Award Agreement, in the event an award of Restricted Stock is made to a Participant whose Continuous Status as a Participant is subsequently terminated by the Participant for Good Reason or by the Company, Parent or Subsidiary as applicable, other than for Cause, then in any such event, the Participant will be entitled to receive such additional portion of his or her shares of Restricted Stock and any Retained Distributions with respect thereto that the Participant would have received had the Participant remained in Continuous Status as a Participant through the date on which the next portion of the shares of unvested Restricted Stock subject to the Award of Restricted Stock would have vested.

        Unless otherwise provided in the Award Agreement, in the event that an Award of Restricted Stock is made to a Participant whose Continuous Status as a Participant is terminated by voluntary resignation or for Cause, then all such Restricted Stock and any Retained Distributions with respect thereto as to which the Restricted Period still applies shall be forfeited by such Participant and shall again become available for grant under the Plan.

        (b) TRANSFERABILITY. Restricted Stock and any Retained Distributions with respect thereto may not be sold, assigned, transferred, pledged, or otherwise encumbered during the Restricted Period, which shall be determined by the Committee and shall not be more than two years from the date such Restricted Stock was awarded. The Committee may, at any time, reduce the Restricted Period with respect to any outstanding shares of Restricted Stock and any Retained Distributions with respect thereto awarded under the Plan.

        Shares of Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Participant to whom such Restricted Stock shall have been granted and shall bear a restrictive legend to the effect that ownership of such Restricted Stock (and any related Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the applicable Award Agreement. Each certificate shall be deposited by the Participant with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the respective Award Agreement. The certificate or certificates issued for the Restricted Stock may bear such legend or legends as the Committee may, from time to time, deem appropriate to reflect the restrictions under the Plan for such Restricted Stock.

        (c) STOCK CERTIFICATES; ADDITIONAL RESTRICTIONS. Shares of Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Each Participant will have the right to vote the Restricted Stock held by such Participant, to receive and retain all cash dividends and distributions thereon and exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exception that:

            (i) the Participant will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restricted Period applicable to such shares or portion thereof shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled;

            (ii) other than cash dividends and distributions and rights to purchase stock which might be distributed to stockholders of the Company, the Company will retain custody of all Retained Distributions made, paid, declared or otherwise received by the holder thereof with respect to Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock with respect to which they were made, paid or declared) until such time, if ever, as the Restricted Period applicable to the shares with respect to which such Retained Distributions shall have been made, paid, declared or received shall have expired, and such Retained Distributions shall not bear interest or be segregated in separate accounts; and

            (iii) upon the breach of any restrictions, terms or conditions provided in the Plan or the respective Award Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions, such Restricted Stock and any related Retained Distributions shall thereupon be automatically forfeited.

        (d) MERGERS AND OTHER CORPORATE CHANGES. Unless otherwise provided in the Award Agreement, upon the occurrence of a Change of Control, all restrictions imposed on the Participant's Restricted Stock and any Retained Distributions shall automatically terminate and lapse and the Restricted Period shall automatically terminate; provided, however, that if the Change of Control occurs within six months of the Date of Grant the restrictions and Restricted Period shall terminate on the six month anniversary of the Date of Grant.

        11. ADJUSTMENTS. The Committee, in its discretion, may make such adjustments in the option price, the number or kind of shares and other appropriate provisions covered by outstanding Awards that are required to prevent any dilution or enlargement of the rights of the holders of such options that would otherwise result from any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights or any other change in the capital structure of the Company. The Committee, in its discretion, may also make such adjustments in the aggregate number and class of shares that may be the subject of Awards which are appropriate to reflect any transaction or event described in the preceding sentence.

        12. AMENDMENT, SUSPENSION, AND TERMINATION OF THE PLAN. The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Board may deem advisable in order that the Awards granted thereunder may conform to any changes in the law or in any other respect that the Board may deem to be in the best interests of the Company; provided, however, that without approval by the stockholders of the Company voting the proper percentage of its voting power, no such amendment shall make any change in the Plan for which stockholder approval is required in order to comply with
(i) Rule 16b-3, as amended, promulgated under the Exchange Act, (ii) the Code or regulatory provisions dealing with Incentive Stock Options, (iii) any rules for listed companies promulgated by any national stock exchange on which the Company's Common Stock is traded or (iv) any other applicable rule or law. Unless sooner terminated hereunder, the Plan shall terminate ten (10) years after the Effective Date. No amendment, suspension, or termination of the Plan shall, without a Participant's consent, impair or negate any of the rights or obligations under any Award theretofore granted to such Participant under the Plan.

        13. TAX WITHHOLDING. The Company shall have the right to withhold from any payments made under this Plan, or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a Participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of shares of Common Stock pursuant to this Plan, the Participant may satisfy this obligation in whole or in part by electing to have the Company withhold from such distribution shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares of Common Stock to be withheld shall be based on the fair market value, as determined pursuant to Section 8(a) hereof, of the Common Stock on the date that the amount of tax to be withheld shall be determined (the "Tax Date"). Any such election is subject to the following restrictions: (i) the election must be made on or prior to the Tax Date; (ii) the election must be irrevocable; and (iii) the election must be subject to the disapproval of the Committee. To the extent required to comply with rules promulgated under Section 16 of the Exchange Act, elections by Participants who are subject to

Section 16 of the Exchange Act are subject to the following additional restrictions: (i) no election shall be effective for a Tax Date which occurs within six (6) months of the grant of the Award; and (ii) the election must be made either (a) six (6) months or more prior to the Tax Date or (b) during the period beginning on the third business day following the date of release for publication for the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

        14. EFFECTIVE DATE OF THE PLAN. This Plan shall become effective on the date (the "Effective Date") of the last to occur of (i) the adoption of the Plan by the Board and (ii) the approval, within twelve (12) months of such adoption, by a majority (or such other proportion as may be required by state law) of the outstanding voting shares of the Company, voted either in person or by proxy, at a duly held stockholders meeting or by written stockholder consent but in any event not before the effectiveness of the Company's Form 10 Registration Statement filed under the Exchange Act.

        15. SPECIAL PROVISIONS REGARDING CHANGE OF CONTROL. The Board or the Committee may, from time to time, make special provisions for one or more Participants respecting a possible Change of Control of the Company, a Subsidiary, or Parent, and, to the extent that any such special provisions made with the consent of the affected Employee or Consultant may have the effect of accelerating vesting of stock options granted under the Plan or removal of restrictions on Restricted Stock allotted under the Plan or the effect of preventing a termination or dilution of benefits, such special provisions shall be controlling over and shall be deemed to be an amendment of any inconsistent terms of the applicable Award Agreement.

        16. MISCELLANEOUS PROVISIONS.

        (a) If approved by the Board, the Company or any Parent or Subsidiary may lend money or guarantee loans by third parties to an individual to finance the exercise of any option granted under the Plan to continue to hold Common Stock thereby acquired. No such loans to finance the exercise of an Incentive Stock Option shall have an interest rate or other terms that would cause any part of the principal amount to be characterized as interest for purposes of the Code.

        (b) This Plan is intended and has been drafted to comply in all respects with Rule 16b-3, as amended, under the Exchange Act ("Rule 16b-3"). If any provision of this Plan does not comply with Rule 16b-3, this Plan shall be automatically amended to comply with Rule 16b-3.

        (c) No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continue in service as an Employee or Consultant of or for the Company, a Parent, or any Subsidiary for any period of specific duration. Nothing in this Plan shall interfere with or limit in any way the right of the Company, a Parent, any Subsidiary to terminate any Participant's service as an Employee or Consultant at any time, with or without cause, nor confer upon any Participant any right to continue service as an Employee or Consultant for the Company, a Parent, or any Subsidiary.

        (d) To the extent that federal laws do not otherwise control, this Plan shall be construed in accordance with and governed by the laws of the State of Nevada or the property laws of any particular state.

        (e) In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan. Notwithstanding anything in this Plan to the contrary, the Committee, in its sole and absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other Participants.

        (f) None of a Participant's rights or interests under the Plan may be assigned or transferred in whole or in part, either directly or by operation of law or otherwise (except pursuant to a qualified domestic relations order or, in the event of a Participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such individual.

        (g) No Restricted Stock or any Retained Distributions shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, or other securities laws.

        (h) The expenses of the Plan shall be borne by the Company.

        (i) By accepting any Award under the Plan, each Participant or beneficiary claiming under or through him shall be conclusively deemed to have indicated his acceptance ratification of, and consent to, any action taken under the Plan by the Company, the Committee or the Board.

        (j) Awards granted under the Plan shall be binding upon the Company, its successors and assigns.

        (k) The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding Awards hereunder or any Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Exchange Act, or any other applicable statute, rule or regulation.

        (1) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.